Exhibit 10.63

Smart & Final Inc.

Amended and Restated

2004 Executive Severance Plan

Amended and Restated

2004 Executive Severance Plan

Smart & Final Inc.

Amended and Restated

2004 Executive Severance Plan

Introduction

The purpose of this Executive Severance Pay Plan (the “Plan) is to enable Smart & Final Inc. and its affiliates (the “Company”) to offer a form of protection to the officers and other key employees of the Company in the event their employment with the Company terminates.

Accordingly, the Company’s Board of Directors adopted the Plan effective January 1, 2004 and most recently amended and restated it effective September 19, 2006 for selected officers and key employees of the Company and its affiliates in an effort to assist in replacing the loss of income caused by a termination of employment under the circumstances described herein.

Except as specifically provided herein with respect to individual employment agreements and any agreements providing payments in connection with a change of control of the Company, the Plan amends and supersedes any severance plans, policies and/or practices of the Company in effect for employees who participate in the Plan.

Article 1. Establishment, Term and Purpose

1.1. Establishment of the Plan. The Company hereby establishes an executive severance plan to be known as the “Smart & Final Inc. Amended and Restated 2004 Executive Severance Plan” (the “Plan”). The Plan as amended and restated shall become effective immediately upon [July 1, 2006] (the “Restated Effective Date”).

1.2. Term of the Plan. The Plan as amended and restated will commence on the Restated Effective Date and terminate no later than December 31, 2007 by action of the Board; provided, however, if the Board does not earlier terminate the Plan, it will continue for successive 12-month periods until terminated by action of the Board.

However, in the event a Change in Control occurs during the original or any extended term, the Plan will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to Participants.

1.3. Purpose of the Plan. The purpose of the Plan is to provide certain key employees of the Company employment protection and financial security in the event of an involuntary termination (“General Severance”). The Plan also is intended to provide certain key employees of the Company who have a qualifying termination in connection with a change in control of the Company and who are otherwise eligible under the Plan with enhanced severance benefits (“Change-in-Control Severance”) in lieu of General Severance.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

2.1. “Base Salary” means the salary of record paid to a Participant as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

2.2. “Beneficial Owner” shall have the meaning ascribed to such term in rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.3. “Beneficiary” means the persons or entities designated or deemed designated by a Participant pursuant to Section 13.3 herein.

2.4. “Board” means Board of Directors of the Company.

2.5. “Cause” shall be defined as conduct of a Participant which is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct and which results in material harm to the Company. The Committee shall make the determination of whether Cause exists, and after giving the Participant the opportunity to respond to the allegation that Cause exists.

2.6. “Change in Control” of the Company shall be deemed to have occurred (as of a particular day, as specified by the Board) upon the occurrence of any event described in this Section 2.6 as constituting a Change of Control.

A Change in Control will be deemed to have occurred as of the first day any one (1) or more of the following paragraphs shall have been satisfied:

(a)	With the exception of Group Casino, any person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or

(b)	The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, with the exception of Group Casino or other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a Change in Control be deemed to have occurred, with respect to a Participant, if that Participant is part of a purchasing group which consummates the Change-in-Control transaction. The Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership of less than three percent (3%) of the voting equity securities of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise deemed not to be significant, as determined prior to the Change in Control by a majority of the continuing Nonemployee Directors).

2.7. “Change-in-Control Severance Benefits” mean the payment of change-in-control severance compensation as provided in Section 5.4 herein.

2.8. “Code” means the United States Internal Revenue Code of 1986, as amended.

2.9. “Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.

2.10. “Company” means Smart & Final Inc., a Delaware corporation (including any and all subsidiaries), or any successor thereto.

2.11. “Disability” shall mean, for all purposes of the Plan, the incapacity of a Participant, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company, such Disability to be determined by the Committee upon receipt and in reliance on competent medical advice from one (1) or more individuals, selected by the Committee, who are qualified to give such professional medical advice.

2.12. “Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

2.13. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.14. “General Severance Benefits” means the payment of general severance compensation as provided in Section 4.3 herein.

2.15. “General Severance Period” shall mean, for a particular Participant, the period commencing on the Participant’s Effective Date of Termination and continuing for one month for every year of service with the Company, subject to a minimum General Severance Period of 12 months. The maximum benefit for Tier I executives shall be capped at 24 months and for Tier II executives at 18 months.

2.16. “Good Reason” shall mean, without the Participant’s express written consent, the occurrence of any one or more of the following:

(a)	The assignment of the Participant to duties representing a material diminution in the Participant’s authorities, duties, responsibilities, and status (including offices,

titles, and reporting requirements) as an employee of the Company, or a reduction or alteration in the nature or status of the Participants authorities, duties, or responsibilities from those in effect during the immediately preceding fiscal year;

(b)	Without the Participant’s consent, the Company’s requiring the Participant to be based at a location which is at least fifty (50) miles further from the Participant’s current primary residence than is such residence from the Company’s current headquarters, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business obligations as of the Restated Effective Date;

(c)	A reduction by the Company in the Participant’s Base Salary or short-term incentive compensation target as in effect on the Restated Effective Date or as the same shall be increased from time to time;

(d)	A material reduction in the Participant’s level of participation in any of the Company’s long-term incentive compensation plans, employee benefits or retirement plans, policies, practices, or arrangements (collectively “plans”) in which the Participant participates as of the Restated Effective Date; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good Reason” if the Participant’s reduced level of participation in each such plan remains substantially consistent with the average level of participation of other executives who have positions commensurate with the Participant’s position; or

(e)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 11 herein;

(f)	A successor company fails or refuses to assume the Company’s obligations under the Plan, as required by Article 11 herein; or

(g)	The Company or any successor company breaches any of the provisions of the Plan.

2.17. “Participant” means an officer of the Company who fulfills the eligibility and participation requirements, as provided in Article 3 herein.

2.18. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

2.19. “Plan” means this amended and restated 2004 Executive Severance Plan.

2.20. “Qualifying Change-in-Control Termination” means any of the events described in Section 5.3 herein, the occurrence of which triggers the payments of Change-in-Control Severance Benefits hereunder.

2.21. “Qualifying General Termination” means any of the events described in Section 4.2 herein, the occurrence of which triggers the payments of General Severance Benefits hereunder.

2.22. “Qualifying Termination” means either a Qualifying Change-in-Control Termination or a Qualifying General Termination.

2.23. “Restated Effective Date” means the date the Plan set forth above.

2.24. “Retirement” shall have the meaning ascribed to such term in the Company’s tax-qualified retirement plan.

2.25. “ Severance Benefits” means either General Severance Benefits or Change-in-Control Severance Benefits.

2.26. “Tier I Executive” means an officer who has been selected to participate in the Plan and designated as Tier I Executive pursuant to Section 3.2.

2.27. “Tier II Executive” means an officer who has been selected to participate in the Plan and designated as a Tier II Executive pursuant to Section 3.2.

Article 3. Participation

3.1. Eligible Employees. Individuals eligible to participate in the Plan shall include all officers of the Company.

3.2. Participation. Subject to the Terms of the Plan, the Committee may, from time to time select from Eligible Employees those who shall participate in the Plan upon his or her execution of a participation agreement in substantially the form set forth in Exhibit A. Officers selected to participate in the Plan shall be designated as either a Tier I Executive or a Tier II Executive and identified in the attached Appendix to the Plan, as may be amended from time to time to reflect new officers participating in the Plan, promotions, or officers who have terminated Employment with the Company.

3.3. Release. As a condition of receiving benefits hereunder, the Participation shall be required to provide the Employer with a release of all claims of any kind whatsoever against the Company and its Affiliates, their officers, directors and employees, known or unknown, as of the date of his or her termination of employment. The release shall be in such form as requested by the Company, in substantially the form set forth in Exhibit C.

Article 4. General Severance Benefits

4.1. Right to General Severance Benefits. A Participant shall be entitled to receive from the Company General Severance Benefits, as described in Section 4.3 herein, a Participant’s employment with the Company shall end for any reason specified in Section 4.2 herein. Participants shall not be entitled to receive General Severance Benefits if they are terminated for Cause, or if their employment with the Company ends due to death, Disability, or Retirement.

4.2. Qualifying General Termination. The occurrence of any one or more of the following events shall trigger payment of General Severance Benefits to a Participant under the Plan:

(a)	An involuntary termination of the Participant’s employment by the Company for reasons other than Cause, death, or Disability; or

(b)	A successor company fails or refuses to assume the Company’s obligations under the Plan, as required by Article 11 herein.

4.3. Description of General Severance Benefits. In the event that a Participant becomes entitled to receive General Severance Benefits, as provided in Sections 4.1 and 4.2 herein, the Company shall pay to the Participant and provide him or her with the following:

(a)	Continued regular payments of the Participant’s Base Salary, at the highest annual rate in effect at any time up to an including the Effective Date of Termination, through the end of the General Severance Period or, if required to avoid coverage under Code Section 409A, such continued regular payments shall be made until March 15 in the year immediately following the year in which the Effective Date of Termination occurred, at which time a lump sum payment shall be made equal to the amount of continued regular payments then owed but not yet paid;

(b)	An amount equal to the Participant’s unpaid Base Salary and accrued vacation pay through the Effective Date of Termination.

(c)	An amount equal to the Participant’s unpaid targeted annual bonus, established for the plan year in which the Participant’s Effective Date of Termination occurs, adjusted for actual performance through the Effective Date of Termination and multiplied by a fraction, the numerator of which is the number of days completed in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365);

(d)	A continuation of the welfare benefits of medical, dental and vision insurance, and group term life through the earlier of (1) the end of the General Severance Period or (2) until the participant obtains eligibility of welfare benefits from a subsequent employer

Benefits provided under this Section 4.3(d) shall be provided to Participants at the same premium cost, and at the same coverage level, as in effect as of the Participant’s Effective Date of Termination.

However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for each Participant in a corresponding manner.

(e)	A lump-sum cash payment of the entire balance of the Participant’s compensation which has been deferred under the Company’s nonqualified deferred compensation plan(s) together with all interest that has been credited with respect to such deferred compensation balance.

(f)	For the purposes of SERP benefit calculations for eligible officers, the Target Bonus amount shall be used instead of the actual bonus amount earned for years 1996 through 1999.

4.4. Termination for Disability. If a Participant’s employment is terminated due to Disability, the Participant shall receive his or her Base Salary through the Effective Date of Termination, at which point in time the Participant’s benefits shall be determined in accordance with the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect.

4.5. Termination for Retirement or Death. If a Participant’s employment is terminated by reason of his or her Retirement or death, the Participant’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs of the Company then in effect.

4.6. Termination for Cause. If a Participant’s employment is terminated either: (i) by the Company for Cause; or (ii) by the Participant (other than for Retirement), the Company shall pay the Participant his or her full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Participant under the Plan.

Article 5. Change -in-Control Severance Benefits

5.1. Right to Change-in-Control Severance Benefits. A Participant shall be entitled to receive from the Company Change-in-Control Severance Benefits, as described in Section 5.4 herein, in lieu of General Severance Benefits, as described in Section 4.3 herein, if there has been a Change in Control of the Company and if, within the six (6) full calendar month period prior to the effective date of a Change in Control, or within twenty-four (24) calendar months following the effective date of a Change in Control, the Participant’s employment with the Company shall end for any reason specified in Section 5.3 herein.

Participants shall not be entitled to receive Change-in-Control Severance Benefits if they are terminated for Cause, or if their employment with the Company ends due to death or Disability, or due to a voluntary termination of employment by the Participant without Good Reason.

5.2. Services During Certain Events. In the event a Person begins a tender or exchange offer, circulates a proxy to shareholders of the Company, or takes other steps seeking to effect a Change in Control, each Participant agrees that he or she will not participate in such activity or voluntarily leave the employ of the Company and will render services until such Person has abandoned or terminated his or its efforts to effect a Change in Control, provided, however, if a participant elects to do so he or she waives any benefits under the Plan.

5.3. Qualifying Change-in-Control Termination. The occurrence of any one or more of the following events within twenty-four (24) calendar months following the effective date of Change-in-Control of the Company shall trigger the payment of Change-in-Control Severance Benefits to a Participant under the Plan:

(a)	An involuntary termination of the Participant’s employment by the Company for reasons other than Cause, death, Disability, Retirement; or

(b)	A voluntary termination by the Participant for Good Reason.

5.4. Description of Change-in-Control Severance Benefits. In the event that a Participant becomes entitled to receive Change-in-Control Severance Benefits, as provided in Sections 5.1 and 5.3 herein, the Company shall pay to the Participant and provide him or her with the following:

(a)	For Tier I Executives: An amount equal to two (2) times the highest rate of the Participant’s annualized Base Salary rate in effect at any time up to and including the Effective Date of Termination; or

For Tier II Executives: An amount equal to the highest rate of the Participant’s annualized Base Salary rate in effect at any time up to and including the Effective Date of Termination prorated monthly using one month for every year of service with the Company, subject to a minimum of 12 months and maximum of 18 months.

(b)	For Tier I Executives: An amount equal to two (2) times the Participant’s average annual bonus earned over three (3) full fiscal years prior to the Effective Date of Termination; or

For Tier II Executives: An amount equal to the Participant’s average annual bonus earned over three (3) full fiscal years prior to the Effective Date of Termination;

(c)	An amount equal to the Participant’s unpaid Base Salary and accrued vacation pay through the Effective Date of Termination:

(d)	An amount equal to the Participant’s unpaid targeted annual bonus, established for the plan year in which the Participant’s Effective Date of Termination occurs, adjust to reflect actual performance through the Effective Date of Termination and multiplied by a fraction, the numerator of which is the number of days completed in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365);

(e)	For Tier I Executives: A continuation of the welfare benefits of medical insurance, dental insurance, and group term life through the earlier of (1) the end of the General Severance Period or (2) until the participant obtains eligibility of welfare benefits from a subsequent employer.

For Tier II Executives: A continuation of the welfare benefits of medical insurance, dental insurance, and group term life through the earlier of (1) the end of the General Severance Period or (2) until the participant obtains eligibility of welfare benefits from a subsequent employer.

Benefits provided under this section 5.4(e) shall be provided to Participants at the same premium cost, and at the same coverage level, as in effect as of the Participant’s Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for each Participant in a corresponding manner;

(f)	A continuation of the financial planning and tax services provided by the Company to the Participant through the end of the calendar year in which the Effective Date of Termination occurs; and

(g)	A lump-sum cash payment of the entire balance of the Participant’s compensation which has been deferred under the Company’s nonqualified deferred compensation plan(s) together with all interest that has been credited with respect to such deferred compensation balance.

(h)	For the purposes of SERP benefit calculations for eligible officers, the Target Bonus amount shall be used instead of the actual bonus amount earned for years 1996 through 1999.

5.5. Termination for Disability. Following a Change in Control of the Company, if a Participant’s employment is terminated due to Disability, the Participant shall receive his or her Base Salary through the Effective Date of Termination, at which point in time the Participant’s benefits shall be determined in accordance with the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect.

5.6. Termination for Retirement or Death. Following a Change in Control of the Company, if a Participant’s employment is terminated by reason of his or her Retirement or death, the Participant’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs of the Company then in effect.

5.7. Termination for Cause or by a Participant Other Than Good Reason or Retirement. Following a Change in Control of the Company, if a Participant’s employment is terminated either: (i) by the Company for Cause; or (ii) by the Participant (other than for Retirement) and other than for Good Reason, the Company shall pay the Participant his or her full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Participant under the Plan.

Article 6. Excise Tax Equalization Payment

6.1. Excise Tax Equalization Payment. In the event that a Participant becomes entitled to payments and/or benefits which would constitute “parachute payments” within the meaning of Section 280G(b) of the Code, the provisions of Exhibit B will apply.

6.2. Tax Computation. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(a)	Any other payments or benefits received or to be received by the Participant in connection with a Change in Control of the Company or the Participant’s termination of employment (whether pursuant to the terms of the Plan or any other plan, arrangement, or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company’s independent auditors and acceptable to the Participant, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(b)	The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

(c)	The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principals of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant’s residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

6.3. Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under Section 6.2 herein so that the Participant did not receive the greatest net benefit, the Company shall reimburse the Participant for the full amount necessary to make the Participant whole, plus a market rate of interest, as determined by the Committee.

Article 7. Form and Timing of Severance Benefits

7.1. Form and Timing of Severance Benefits. The Severance Benefits described in Sections 4.3(b), 4.3(c), 4.3(e), 5.4(a), 5.4(b), 5.4(c), 5.4(d), and 5.4(g) herein shall be paid in cash to the Participant in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

7.2. Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under the Plan all taxes as legally shall be required (including, without limitation, any United States federal taxes, and any other state, city, or local taxes).

7.3. Funding. The Plan shall be funded out of the general assets of the Company as and when benefits are payable under the Plan. All Participants shall be solely general creditors of the Company.

Article 8. Legal Remedies

8.1. Payment of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Participant as a result of the Company’s refusal to provide the Change-in-Control Severance Benefits to which the Participant becomes entitled under the Plan, or as a result of the Company’s contesting the validity, enforceability, or interpretation of the Plan, or as a result of any conflict between the parties pertaining to the Plan; provided, however, that the Company shall be reimbursed by the Participant for all such fees and expenses in the event the Participant fails to prevail with respect to any material issue of dispute in connection with such legal action.

8.2. Arbitration. Participants shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with the Plan settled by arbitration, conducted before a panel of three (3) arbitrators sifting in a location selected by the Participant within fifty (50) miles from the location of his job with the Company, in accordance with the rules of the American Arbitration Association then in effect.

Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Participant, shall be borne by the Company; provided, however, that the Company shall be reimbursed by the Participant for all such fees and expenses in the event the Participant fails to prevail with respect to any material issue of dispute in connection with such legal action.

Article 9. Outplacement Assistance

Following a Qualifying General Termination (as described in Section 4.2 herein) the Company shall pay for the costs of all outplacement services obtained by the Participant within the two (2) year period after the Effective Date of Termination; provided, however, that the total cost shall be limited to an amount equal to fifteen percent (15%) of the Participant’s Base Salary as of the Effective Date of Termination.

Article 10. Noncompetition

10.1. Prohibition on Competition. Without the prior written consent of the Company, during any period in which benefits are paid hereunder, Participants shall not, as an employee or an officer, engage directly or indirectly in any business or enterprise which is “in competition” with the Company or its successors or assigns. For purposes of the Plan, a business or enterprise will be deemed to be “in competition” if it is engaged in any significant business activity similar to that of the Company or its subsidiaries in any geographical area in which the Company does business.

However Participants shall be allowed to purchase and hold for investment less than three percent (3%) of the shares of any corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market.

10.2. Disclosure of Information. Participants recognize that they have access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of their duties as employees of the Company. Participants will not, during or after the term of their employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for their own purposes.

10.3. Covenants Regarding Other Employees. During the term of the Plan, and for a period of twenty-four (24) months following the termination of a Participant’s employment, each Participant agrees not to attempt to induce any employee of the Company to terminate his or her employment with the Company, accept employment with any competitor of the Company, or to interfere in a similar manner with the business of the Company.

Article 11. Successors and Assignment

11.1. Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of the Plan and shall entitle Participants to compensation from the Company in the same amount and on the same terms as they would be entitled to hereunder if they had terminated their employment with the Company voluntarily for Good Reason. Except for the purposes of implementing the forgoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

11.2. Assignment by the Participant. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan, to the Participant’s Beneficiary. If the Participant has not named a Beneficiary, then such amounts shall be paid to the Participant’s devisee, legatee, or other designee, or if there is no such designee, to the Participant’s estate.

Article 12. Severability; Code Section 409A

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law and in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan or any action in any other jurisdiction and the Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Upon a determination by either party that any provision of the Plan may subject a Participant to additional tax under Code Section 409A, notwithstanding the provisions of Section 13.6 to the contrary, the Company shall modify the Plan to the extent it reasonably decides necessary to effectuate the Plan’s original intent as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and such transactions either do not constitute nonqualified deferred compensation subject to the requirements of Code Section 409A or satisfy such requirements in all material respects. The foregoing sentence includes, but is not limited to, the requirement set forth in Code Section 409A(a)(2)(B)(i) that payment of any nonqualified deferred compensation from the Plan to “specified employees” and subject to Code Section 409A may not be made before the date which is six (6) months after the Participant’s Effective Date of Termination.

Article 13. Miscellaneous

13.1. Notice of Termination. Any termination by the Company for Cause or by a Participant for Good reason shall be communicated by Notice of Termination. For purposes of the Plan, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in the Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

13.2. Employment Status. Except as may be provided under any other agreement between a Participant and the Company, the employment of the Participant by the Company is “at will”, and, prior to the effective date of a Change in Control, may be terminated by either the Participant or the Company at any time, subject to applicable law. Nothing contained herein shall constitute an employment contract or guarantee of employment or confer any other rights except as set forth herein.

13.3. Beneficiaries. Each Participant may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Participant under the Plan. Such designation must be in the form of a signed writing acceptable to the Committee. Participants may make or change such designations at any time.

13.4. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

13.6. Modification. No provision of the Plan may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by each affected Participant and by authorized member of the Committee, or by the respective parties’ legal representatives and successors.

13.7. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of California, shall be the controlling law in all matters relating to the Plan.

13.8. Liability. No member of the Committee and no officer, director or employee of the Company or any Affiliate shall be liable for any inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to gross negligence, willful misconduct or fraud. Further, no member of the Committee shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf as a member of the Committee.

13.9. Indemnification. Each Employer shall indemnify, to the full extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not covered by insurance) its officers and directors (and any employee involved in carrying out the functions of such Employer under the Plan) and each member of the Committee against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan, except with regard to matters as to which he or she shall be adjudged in such action to be liable for gross negligence, willful misconduct or fraud in the performance of his or her duties.

13.10. Headings. The headings of the Plan are inserted for convenience of reference only and shall have no effect upon the meaning of provisions hereof.

13.11. Incompetency. In the event that the Committee finds that a Participant (or designated beneficiary) is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such participant (or designated beneficiary) was or would have been otherwise entitled under the Plan.

13.12. Payments to a Minor. Any payments to a minor from the Plan may be paid by the Committee in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed this 11th day of October, 2006.

SMART & FINAL INC.

By:
Its:	Senior Vice President, Human Resources

Appendix

Participants

[As of October 11, 2006]

Tier I

Etienne Snollaerts

Norah Morley

Tier II

Donald G. Alvarado

Zeke Duge

Suzanne Mullins

Richard N. Phegley

Timothy M. Snee

Jeff D. Whynot

John M. Willis

Anthony V. Bernardini

James J. Burge

John J. Kosinski

Rich Link

Marie Robinson

Marty Trtek

Jan Berger

Exhibit A

SMART & FINAL INC.

AMENDED AND RESTATED 2004 EXECUTIVE SEVERANCE PLAN

PARTICIPATION AGREEMENT

IN CONSIDERATION of the payments and benefits as expressly stated in the attached Smart & Final Inc. Amended and Restated 2004 Executive Severance Plan (the “Plan”), I, the eligible employee identified below, on behalf of myself, my heirs, executors, administrators and assigns, hereby agree that I (or my duly authorized representative) have read the Plan and I further agree to be bound by the provisions therein.

Date:	(Signature)

(Printed Name)

(Title)

EMPLOYEE/WITNESS:

(Signature)

(Printed Name)

Exhibit B

Excise Tax Gross Up

(a) In the event that a Participant shall become entitled to payments and/or benefits provided by the Plan or any other amounts in the “nature of compensation” (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280(b) (2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control(collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Participant at the time specified in subsection (d) below an additional amount (the “Gross-up Payment”) such that the net amount retained by the Participant, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

(b) For Purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G (b) (2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G (b) (3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G (b) (2) or tax counsel selected by such accountants (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G (b) (4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c) For purposes of determining the amount of the Gross-up Payment, the Participant shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Participant shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the

Gross-up Payment being repaid by the Participant if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274 (b) (B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority , repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Participant, and interest payable to the Company shall not exceed the interest received or credited tot he Participant by such tax authority for the period it held such portion. The Participant and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Participant’s claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess )plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d) The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid no later than the thirtieth (30) day following an event occurring which subjects the Participant to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Participant on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274 (b) 2) (B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event subjecting the Participant to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have due, such excess shall constitute a loan by the Company to the Participant, payable on the fifth day after demand by the Company(together with interest at the rate provided in Section 1274 (b) (2) (B) of the Code).

(e) In the event of any controversy with the Internal Revenue Service (or other authority) with regard to the Excise Tax, the Participant shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Participant, but the Participant shall control any other issues. In the event the issues are interrelated, the Participant and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Participant shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Participant shall permit the representative of the Company to accompany the Participant, and the Participant and the Participant’s representative shall cooperate with the Company and its representative.

(f) The Company shall be responsible for all charges of the Accountant.

(g) The Company and the Participant shall promptly deliver to each other copies of any written communication, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit B.

Exhibit C

Separation Agreement and Full Release of All Claims

This Separation Agreement and Full Release of All Claims (“Agreement”) is made as of                     , 200   by and between                      [Name of Executive] (“Executive”) and Smart & Final Inc., its subsidiary companies, affiliated companies, and all other companies operated or controlled by them, together with their respective shareholders, directors, officers, employees agents, attorneys, insurers, successors and assigns (collectively “Smart & Final “or the “Company”).

RECITALS

A. In exchange for the mutual promises and obligations contained herein, Executive and Smart & Final (the “parties”) have mutually and voluntarily agreed that [his or her] employment with the Company shall be terminated as set forth hereafter.

B. Executive is a participant in the Smart & Final 2004 Executive Severance Plan (“Plan”) which Plan is incorporated herein by this reference. Executive’s last day of service with Smart & Final shall be                     , 200  , and will be treated as a Qualifying General Termination under the Plan.

C. As required by the Plan, and in consideration for receipt of the General Severance Benefits under the Plan and such other and further consideration as set forth herein, Executive hereby knowingly and voluntarily executes this Agreement.

TERMS

1. Executive and Smart & Final agree that as a material inducement to enter into this Agreement, Executive’s separation from the Company shall be deemed a voluntary resignation. Notwithstanding the forgoing, Executive shall be entitled to General Severance Benefits under the Plan.

2. Executive shall continue working until                     , 200  , (“the Separation Date”), or such earlier date as the parties may subsequently, and in writing, mutually agree, at which time Executive shall cease being employed by the Company for any and all purposes. General Severance Benefits under the Plan shall commence upon the Separation Date.

3. The parties shall cooperate on a mutually agreeable announcement with respect to Executive’s separation from the Company and the reasons therefore; which announcement shall be made on or around                     , 200  ; provided, however, that the Company shall retain the final and exclusive right to announce the separation, the reasons therefor and the timing thereof.

4. Notwithstanding the provisions of Paragraph 3, the announcement shall indicate that Executive is voluntarily resigning and will continue in a consulting capacity until [his/her] Separation Date. This period between the announcement and the Separation Date shall be the

“Transition Period”. During the Transition Period, Executive shall assist the Company in identifying any active work in progress and transitioning such work to persons identified by the Company. During the Transition Period, Executive may take such time off as is reasonably required to pursue other employment activities.

5. Effective upon execution of this Agreement, and in consideration of the benefits provided herein, Executive hereby releases, discharges and forever acquits Smart & Final and its predecessors and successors, subsidiaries affiliates, parent and/or sister companies, shareholders, directors, employees, agents, attorneys, legal successors and assigns of and from any and all claims, demands, sums of money, actions, rights, debits and causes of action which Executive may have had or claims to have had, or now claims to have, or hereafter may have or assert to have, which arise out of or are in any manner whatsoever, directly or indirectly, connected with or related to, or arising from [his or her] employment with Smart & Final, [his or her] termination of employment or any claims related to or arising from the Plan or any benefits payable thereunder.

6. It is understood and agreed by Executive that this Agreement shall act as a full accord and satisfaction, and as a bar to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected directly or indirectly relating to or arising from Executive’s employment with Smart & Final, or directly or indirectly relating to or arising from the Plan. Except as specifically provided in Section 2 of the Plan, this Agreement does not modify, compromise, or release any of the parties’ respective rights under the agreement, plans, and documents described in Section 2. In this regard, Executive hereby, and for [his or her] legal representatives, successors and assigns, expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code of California, and any other comparable state or federal statute or law, and does so understanding and acknowledging the significance and consequences of such a specific waiver of Section 1542. Section 1542 of the Civil Code states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

7. Executive expressly waives and relinquishes any and all rights and benefits which [he/she] may have under (or which may be conferred upon [him/her] by) the provisions of California Civil Code section 1542, as well as under any similar state or federal statute, to the fullest extent [he/she] may lawfully waive such rights or benefits. In connection with this waiver, Executive acknowledges that [he/she] is aware that new, additional and/or different facts and/or claims may hereafter be discovered other than those now known or believed to be true with respect to this release, but that it is [his/her] intention to hereby fully, finally and forever release and discharge Smart & Final, and thus this release shall remain in effect as a full and complete release notwithstanding the later discovery or existence of any such new, additional and/or different facts or claims.

8. Executive agrees to cooperate with the Company in the preparation, investigation, prosecution and defense of any legal matters and/or governmental investigations involving Smart

& Final provided, however, that the Company shall pay any and all directly related expenses reasonably incurred by Executive due to such cooperation.

9. Upon the Separation Date, the Executive shall promptly return to the Company any and all property of the Company, including any keys, Company vehicles, credit cards, passwords, software, hardware, manuals, equipment, furniture, or any other tangible or intangible property of the Company which [he/she] may have in [his/her] possession, custody or control. Executive further agrees to fully and voluntarily cooperate with Company personnel in: (1) the transition of any duties, information or other business of the Company; (2) any communication to staff or subordinates; (3) the disclosure of any material Company business currently underway; and (4) taking all steps necessary to safeguard and secure any Company equipment, programs, data, and access thereto and to refrain from any action that would jeopardize same.

10. With the exception of necessary disclosure to [his/her] legal counsel (whom the Company has advised Executive to consult) or tax advisors, the parties mutually agree not to disclose, publicize or allow or cause to be publicized or disclosed any of the terms and conditions of this Agreement, or the fact that this or any other settlement or agreement has been entered into or executed. Executive shall not disparage or negatively criticize the Company, its management, its products, or any of its employees to any person in any manner whatsoever. The Company shall not disparage or negatively criticize Executive in any manner whatsoever.

11. Executive acknowledges and agrees that [he/she] has had access to certain “Confidential Information” of the Company. Confidential Information as used throughout this Agreement means any secret or proprietary information not generally available to the public relating directly to the Company’s business and that of the Company’s affiliated companies and subsidiaries, including, but not limited to, sales, software, technical compilations, products, customer lists, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques or plans, business acquisition plans, personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, inventions and research programs, trade “know-how,” trade secrets (as defined in California Civil Code section 3426.1(d)), specific software, algorithms, computer processing systems, object and source codes, user manuals, systems documentation, and other business affairs of the Company and the Company’s affiliated companies and subsidiaries. Executive agrees to keep strictly confidential all Confidential Information and will not disclose any Confidential Information to any Competitor, third person, firm, corporation, association, or entity for any purpose. Any breach of the provisions of this confidentiality provision shall be deemed a material breach of this Agreement.

12. It is understood and agreed that the promises and representations as to the confidentiality and non-disparagement provisions contained in paragraphs 9 and 10 of this Agreement constitute a material consideration of this Agreement, and any breach by either of the parties of said confidentiality and/or non-disparagement provisions shall be deemed a material breach of this Agreement. Further, Executive agrees that in the event of any breach of these provisions, monetary damages are not adequate and the Company may seek injunctive or other equitable relief to prevent any further breach in any court of competent jurisdiction.

13. Executive hereby warrants and represents that [he/she] has carefully read and fully understands all the provisions of this Agreement, and the terms and conditions set forth herein. Moreover, Executive has consulted with advisors of [his/her] choosing and that [he/she] has voluntarily entered into this Agreement.

14. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall constitute one and the same instrument together.

15. No waiver by any party of any breach of any term or provision of this Agreement shall be construed to be, nor be a waiver of any preceding, concurrent or succeeding breach of the same or of any other term or provision hereof. No waiver shall be binding on the part of, or on behalf of, any other party entering into this Agreement.

16. This Agreement contains all of the terms and conditions agreed upon by the parties hereto regarding the subject matter of this Agreement. Any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force or effect. This Agreement constitutes a single, integrated, written contract and expresses the entire agreement of the parties hereto with respect to the subject matter of this Agreement. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parities.

17. The terms hereof are severable, and the invalidity of any term hereof shall not affect the validity of any other term.

18. The date of the last signature placed hereon shall hereinafter be known as the “date of execution” of this Agreement.

19. This Agreement shall be construed and governed exclusively by the laws of the State of California. Any disputes arising under this Agreement of any kind or character, including but not limited to those involving a breach of the Agreement, or the enforcement thereof shall be resolved by binding arbitration held in Los Angeles, California under the rules and auspices of the Commercial Tribunal section of the American Arbitration Association. The prevailing party in any dispute shall be entitled to recover all reasonable attorney fees and costs incurred.

20. In the event that any warranty or assurance contained in this Agreement has been or subsequently is breached, the breaching party shall indemnify and hold harmless each of the other parties to this Agreement for any loss or damage resulting from such breach.

21. It is agreed and understood that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such language.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and Full Release of All Claims.

Date: , 200
Date: , 200
Its:
	for	SMART & FINAL INC.